Exhibit (h)(5)(iii)

FEE WAIVER AGREEMENT

Allianz Funds Multi-Strategy Trust

1633 Broadway

New York, NY 10019

April 1, 2017

Allianz Global Investors U.S. LLC

1633 Broadway

New York, NY 10019

Ladies and Gentlemen:

This Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Allianz Funds Multi-Strategy Trust (the “Trust”), on behalf of its series as set forth in Exhibit A hereto (each a “Fund” and, together, the “Funds”), and Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), on the following terms:

1. The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Funds.

2. Pursuant to the Amended and Restated Investment Advisory Agreement dated October 1, 2016, as amended or supplemented from time to time (the “Management Agreement”), the Trust has retained AllianzGI U.S. to provide the Trust and the Funds, and the Funds’ shareholders, with investment advisory, administration and other services.

3. During the term of this Agreement, for each Fund listed under “Fund” in Exhibit A, for the share classes of such Fund specified adjacent under “Classes,” AllianzGI U.S. shall waive its fees payable under the particular Management Agreement in the amount or according to the schedule specified adjacent under “Fee Waiver.” In each case, the amount waived will first be determined as aggregated across all share classes specified under “Classes” and then prorated among the specified share classes according to the average daily net assets attributable to each share class.

4. This Agreement shall be effective as of April 1, 2017 for a term lasting through March 31, 2018.

Exhibit (h)(5)(iii)

If the foregoing correctly sets forth the agreement between the Trust and AllianzGI U.S., please so indicate by signing and returning to AllianzGI U.S. the enclosed copy hereof.

Very truly yours,

ALLIANZ FUNDS MULT-STRATEGY TRUST

By:	/s/ Thomas Fuccillo
Name:	Thomas Fuccillo
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara Claussen
Name:	Barbara Claussen
Title:	Managing Director

Exhibit (h)(5)(iii)

Exhibit A to Fee Waiver Agreement

Dated as of April 1, 2017

Fund	Classes	Fee Waiver (stated as a percentage of average daily net assets of the Fund or attributable to the specified share class(es), as applicable)
AllianzGI Global Water Fund	All Classes	0.22% on Management Fees

AllianzGI Global Fundamental Strategy Fund	All Classes	0.14% on Management Fees

AllianzGI Global Sustainability Fund	All Classes	0.11% on Management Fees

AllianzGI International Small-Cap Fund	All Classes	0.11% on Management Fees

AllianzGI Multi-Asset Real Return Fund	All Classes	0.17% on Management Fees

AllianzGI NFJ Emerging Markets Value Fund	All Classes	0.20% on Management Fees

AllianzGI NFJ Global Dividend Value Fund	All Classes	0.10% on Management Fees

AllianzGI NFJ International Value II Fund	All Classes	0.05% on Management Fees

[Exhibit A to Allianz Funds Fee Waiver Agreement]